EXHIBIT 24

POWER OF ATTORNEY

We, the undersigned officers and directors of Chiquita Brands International, Inc. (the company), hereby severally constitute and appoint Lori A. Ritchey and James E. Thompson, and each of them singly, our true and lawful attorneys and agents with full power to them and each of them to do any and all acts and things in connection with the preparation and filing of the company's Annual Report on Form 10‑K for the year ended December 31, 2011 (the Report) pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission thereunder including specifically, but without limiting the generality of the foregoing, the power and authority to sign in the name of the company and the names of the undersigned directors and officers in the capacities indicated below the Report, any and all amendments and supplements thereto and any and all other instruments and documents which said attorneys and agents or any of them may deem necessary or advisable in connection therewith.

Signature	Title	Date

/s/ Fernando Aguirre	Chairman of the Board, President and	February 27, 2012
Fernando Aguirre	Chief Executive Officer

/s/ Kerrii B. Anderson	Director	February 27, 2012
Kerrii B. Anderson

/s/ Howard W. Barker, Jr.	Director	February 27, 2012
Howard W. Barker, Jr.

/s/ William H. Camp	Director	February 27, 2012
William H. Camp

/s/ Clare M. Hasler-Lewis	Director	February 27, 2012
Dr. Clare M. Hasler-Lewis

/s/ Jaime Serra	Director	February 27, 2012
Jaime Serra

/s/Jeffrey N. Simmons	Director	February 27, 2012
Jeffrey N. Simmons

/s/ Steven P. Stanbrook	Director	February 27, 2012
Steven P. Stanbrook